Exhibit 16.1

December 22, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 19, 2008, of ImaRx Therapeutics, Inc. and are in agreement with the statements contained in paragraphs 5, 6, 7 and 8 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/S/ Ernst & Young LLP

Phoenix, Arizona